EXHIBIT 10.1
EXECUTION COPY

May 9, 2024

PERSONAL AND CONFIDENTIAL
Amy B. Clack
XXXXXXXXXXXXX
XXXXXXXXXXXXX

Dear Amy,

On behalf of Tradeweb Markets LLC and/or its subsidiaries (the “Company”), I am very pleased to confirm our offer of employment to you as follows:
Position: Your title will be Chief Administrative Officer, Managing Director. You will also be designated as a Section 16 officer of Tradeweb Markets Inc.
Employment Date: A mutually agreed date promptly following your acceptance of this offer letter, subject to any notice or garden leave periods required by your current employer.

Location: New York, NY

Total Compensation: Your minimum guaranteed annualized total compensation for the 2024 calendar year will be $3,000,000, consisting of: (x) an annual base salary of $400,000, pro-rated for the partial calendar year, less applicable deductions, payable semi-monthly in accordance with the Company’s normal payroll practices; plus (y) a full-year cash bonus of $800,000, less applicable deductions, subject only to your employment by the Company at the time annual bonuses are paid; plus (z) an equity-based award with a grant date fair value of $1,800,000 (the “2024 Equity Award”), to be awarded in 2025 in the ordinary course, subject only to your employment by the Company at the grant date, the details of which will be determined and finalized by the Compensation Committee of the Board of Directors as part of the annual compensation process. The 2024 Equity Award will be subject to the terms and conditions, including vesting and forfeiture provisions, of an award agreement to be provided to you at the time of grant.

Your entitlement to a bonus or equity-based award for the 2025 calendar year and for future years, and the amount and composition thereof, shall be determined in the sole discretion of the Company and is subject to your employment by the Company at the time annual cash bonuses are paid or at the time required by any long-term incentive bonus awards, as the case may be.

For 2024, the Company may choose to pay amounts in excess of the final bonus and Equity Award noted above, in each case based on your individual contribution towards the Company’s goals and objectives, as well as the overall performance of the Company.

Signing Cash Advance: We understand that certain cash payments made to you by your current employer, corresponding to the amount set forth below, may be required to be repaid by you as a result of the termination of your employment from such employer. As a special accommodation to you subject to the terms set forth herein, the Company agrees to provide you with a one-time cash advance in the amount of $1,906,607, payable to you within thirty (30) days of your official start date subject to applicable deductions and withholding (the “Signing Advance”); provided that the Signing Advance shall only be paid if you are employed by the Company at the time the Signing Advance is to be paid. For the avoidance of doubt, if the actual amount required to be repaid to your current employer is less than this amount (due to enforcement of a garden leave requirement or for any other reason), the dollar amount of the Signing Advance will be reduced accordingly (and in the event the Signing Advance has already been paid to you prior to such a reduction, you will at the time of such reduction be obligated to repay the Company the difference, it being understood that this parenthetical shall not limit the application of the following paragraph and vice versa).

In the event that your employment with the Company terminates at any time during the first twenty-four (24) months of employment for any reason other than (a) termination by the Company without Cause, (b) your death, or (c) as a result of a Change in Control (as defined in the Tradeweb Markets Inc. 2019 Omnibus Equity Incentive Plan), then you shall, upon such termination, be obligated to repay the Company a pro-rated portion of the gross amount of the Signing Advance. The repayment amount will be calculated by dividing the total amount of the Signing Advance by twenty-four (24) months and multiplying that number by the number of months (including any partial month, which shall count as a “month” for this purpose) left until the second anniversary of your date of employment. After twenty-four (24) months following your employment date, you will have no obligation to repay the Signing Advance. Solely for the purposes of this paragraph and without applicability for any other purpose, “Cause” is defined as
(i) dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with such entity does business; (ii) your commission of any act that would constitute (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable and sole judgment of the Company, after written notice given to you by the Company; (iv) your gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; (v) your material violation of this offer letter or of any agreement between you and the Company or any affiliate of the Company; (vi) your intentional damage to any Company property; or (vii) your commission of any act, occurring or coming to light during your employment with the Company, (A) that brings you or the Company into public contempt or ridicule or (B) that the board of directors of Tradeweb Markets Inc. reasonably judges (after affording you an opportunity to respond) to be likely to injure the operations or reputation of the Company or any of its affiliates.

With respect to any amount of the Signing Advance that may be repayable by you hereunder (such amount, collectively the “Repayment Amount”), you shall repay such amount to the Company within sixty (60) days of becoming obligated to do so, or, to the extent permitted under applicable law, you hereby authorize the Company to deduct any Repayment Amount from any wages/salary owed to you after you become obligated to repay.

Special Deferred Bonus: We understand that certain deferred long-term incentive compensation from your current employer, corresponding to the award amounts set forth below, may be forfeited in its entirety by you as a result of the termination of your employment from such employer. In recognition of such forfeiture, the Company will provide you with comparable deferred long-term incentive compensation opportunities as outlined below. For the avoidance of doubt, if your current employer decides to vest or to pay you for any unvested long-term incentive compensation currently held by you, the award amounts below will be modified to reflect such vesting or payment.

As such, as soon as practicable following your commencement of employment, the Company shall, subject to applicable restrictions under the deferred compensation tax laws, grant to you restricted stock units (RSUs), reasonably estimated to have the following value at time of issuance:

•You will receive RSUs valued at $632,527.30 on the date of grant, which shall vest on January 1, 2025.
•You will receive RSUs valued at $632,527.30 on the date of grant, which shall vest on January 1, 2026.
•You will receive RSUs valued at $287,846.47 on the date of grant, which shall vest on January 1, 2027.
•You will receive RSUs valued at $287,846.47 on the date of grant, which shall vest on January 1, 2028.

The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s equity incentive plan and restricted stock unit award agreements, which you will be required to sign along with a restrictive covenant agreement to receive such RSU grants.

Exemption Status: This is an exempt position.
Benefits: You will be eligible for participation in the Company’s various benefit programs, including Medical, Dental, Vision, Life Insurance, Short- and Long-term Disability and the Company’s 401(k) Savings Plan, in accordance with the terms and conditions of those plans. You will also be eligible to receive paid time off, pro-rated based upon the date you begin employment, and you will be eligible for all Company designated holidays. You will receive detailed information when your employment commences.

Orientation: Human Resources will provide you with details regarding your New Employee Orientation prior to your start date. Please understand your offer of employment is contingent upon each of the following:
Tradeweb Onboarding Agreements

Your offer of employment is contingent upon you entering into any onboarding agreement(s) provided to you in the online recruitment tool, which will include agreements that cover confidentiality, invention assignment and other restrictive covenants.

Tradeweb Code of Business Conduct and Ethics

Your employment is subject to all the terms and conditions of the Tradeweb Code of Business Conduct and Ethics, which will be distributed to you during onboarding, and which must be acknowledged prior to your commencement date with the Company.

Background Check

This offer is contingent upon successful background check(s) prior to your start date. You understand that any unsatisfactory result from, refusal to cooperate with, or any attempts to affect the results of these pre-employment checks will result in the withdrawal of any employment offer or termination of employment if already employed.

Proof of Identity and Employment Eligibility

Government regulations require us to make all offers of employment contingent upon your ability to provide proof of your identity and eligibility for employment in the United States. You must present original documentation upon hire in order to complete the Federal I9 form. If you do not present this information, you may not begin employment, as required by law. Please refer to the pre-approved document list and bring the appropriate documents with you on your first day of work. Additional instructions are also enclosed for your review.

Required Approvals

In addition to your appointment as an officer of Tradeweb Markets Inc., which is subject to approval by the Board of Directors of Tradeweb Markets Inc. (the “Board”), the financial terms set forth herein, including without limitation the total compensation package and special deferred bonus, are subject to approval by the Compensation Committee of the Board.

While I have every expectation that you will have a successful career with us, I must remind you that your employment with the Company is on an "at will" basis, which means that either of us may choose to terminate your employment at any time, with or without cause, with or without notice and without compensation except for time worked. Accordingly, nothing in this offer letter should be construed as creating a contract of employment or employment for a specified term.
I look forward to your accepting this offer, and in the meantime, if you have any questions, please do not hesitate to contact the Human Resources team.

Sincerely,

/s/ William Hult
Billy Hult
Chief Executive Officer

The undersigned accepts the above employment offer and agrees that (i) it contains the terms of employment with the Company, (ii) the employment offered is “at will” as described above, (iii) this offer supersedes any and all prior understandings, offers or agreements, whether oral or written, and (iv) there are no other terms of employment, express or implied. The undersigned further represents and warrants that in your acceptance of and performance in this position, you will not violate the terms of any agreement or any other obligations, whether contractual or otherwise, applicable to you, and that you will not disclose, utilize or make available to us any confidential or proprietary information of any third party or violate any obligation with respect to such information.

The undersigned also understands that no representation, whether oral or written, by any manager, supervisor, or representative of the Company, can supplement or modify this employment offer or constitute a contract of employment or employment for any specific duration.

Signed:    /s/ Amy B. Clack
Amy B. Clack

Date:

May 9, 2024